UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 2, 2011 (October 27, 2011)

Signature Group Holdings, Inc.

Nevada	001-08007	95-2815260
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15303 Ventura Blvd., Suite 1600 Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 435-1255

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 27, 2011, the Board of Directors (the “Board”) of Signature Group Holdings, Inc. (the “Company”) amended the Fremont General Corporation 2006 Performance Incentive Plan (the “2006 Plan”) to remove the annual limitation on equity awards, which was formerly 250,000 per individual, per calendar year, to participants set forth under Section 4.2(b) of the 2006 Plan.

The Board appointed the Governance, Nominating & Compensation Committee of the Board to serve as the administrator of the 2006 Plan with the full power and authority to authorize, grant, and determine the terms and conditions of awards pursuant to the 2006 Plan.

The Board granted the Company’s chief executive officer the limited authority to approve equity awards through December 31, 2012 under the 2006 Plan to certain non-executive employees, subject to an aggregate limitation of 1.0 million shares of common stock.

Item 8.01 Other Events.

As previously reported by the Company, on July 15, 2011 and July 18, 2011, James McIntyre, Kingstown Partners Master Ltd. and other entities affiliated therewith, Michael Blitzer, J. Hunter Brown, Robert A. Peiser, Laurie M. Shahon, Joyce White, Robert Willens and Guy Shanon (collectively, the “Shareholder Group”) filed Schedule 13D’s indicating that such persons and entities had formed a “group” (as defined by Section 13(d)(3) of the Exchange Act) in connection with the Shareholder Group’s intention to nominate a slate of directors for election to the Board at the Company’s next annual meeting of shareholders.

As a result of the formation of the Shareholder Group, the Board continues to evaluate whether the Shareholder Group should be determined to be an “Acquiring Person” (as defined in that certain Rights Agreement, dated as of October 23, 2007, as amended (the “Rights Agreement”), between the Company and Mellon Investor Services LLC (the “Rights Agent”)) and if such determination is made, whether a Distribution Date (as defined in the Rights Agreement) for the distribution of securities under and pursuant to the Rights Agreement will occur. The Company previously announced that the Board had extended the date by which such determinations needed to be made until October 31, 2011. On October 27, 2011, the Board further extended the date to make such determinations to December 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNATURE GROUP HOLDINGS, INC.

Date: November 2, 2011	By:	/s/ David N. Brody
	Name:	David N. Brody
	Title:	Sr. Vice President, Counsel & Secretary

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